Exhibit 23.5

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ALLERGAN, INC.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Allergan plc and Pfizer Inc., expected to be filed on or about March 4, 2016, for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Allergan, Inc. and the effectiveness of internal control over financial reporting of Allergan, Inc., included in its annual report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

March 4, 2016